Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Mr. Sheldon Saidman (719-548-9963)

China Ritar Power Corp.
Guandong Province
People’s Republic of China
NEWS RELEASE

CHINA RITAR POWER CORP. FIRMS UP PLANS FOR LEAD PLATE FACTORY

Shenzhen, China, June 8, 2007- China Ritar Power Corp. (Ritar) (OTCBB:CRTP.OB) today announced that it will be expanding its manufacturing capabilities for the production of lead plates, a major component of lead acid batteries, Ritar’s main product.

In April, Ritar entered into an agreement with the Administrative Committee of Songmu Industrial Park, Henyang City, Hunan Province, to purchase land use rights for approximately 266,667 square meters of land at a cost of $9.35 per square meter, for the purpose of building a manufacturing facility for lead acid battery plates. The project is expected to proceed in three phases, extended over a four-year period, which began this past April. Although the agreement requires investments in an aggregate estimated amount of $103 million over a four-year term, the first phase, now underway, will require only approximately $15.7 million in funding. Ritar has already invested $2.5 million under the agreement on April 20, 2007. Ritar intends to finance the remaining portion of the cash necessary for the project through a combination of its own internally generated cash and bank financing.

According to Ritar, the timing of the next two phases of the project will depend on market demand, the price of lead and the availability of capital. Ritar intends to reach a point where capacity ultimately could be as high as 85,000 metric tons of lead acid battery plates with an annual output value projected to be over $300 million. The four-year project term is a non-binding timeline and no penalties will be imposed on Ritar if it fails to make the investments required by the agreement within this timeframe. Ritar expects that once the facility becomes operational, which is expected to be in October 2007, the initial rated capacity will be at least 21,600 metric tons of lead acid battery plates annually.

According to President and CEO Jiada Hu, "This is a great opportunity to allow Ritar to measurably lower operating costs by backward integration, while freeing us from dependency on suppliers of a product that historically has been 60% to 70% of our cost of goods. We believe this move to be an important step in helping us to maintain our competitive edge.”

About China Ritar Power Corp.

Ritar designs, develops, manufactures and markets environmentally friendly lead-acid batteries with a wide range of applications and capacities, and has a strong presence in the light electrical vehicle (LEV) segment world wide, with high concentration in that product category throughout China. Ritar sells, markets and services 6 series and 197 models of Ritar-branded, cadmium-free valve-regulated lead-acid or VRLA batteries. In addition the company offers a range of batteries for varying applications including uninterrupted powers source (UPS) devices and equipment used in the harvest of solar and wind energy.

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FORWARD LOOKING STATEMENTS

This release contains certain "forward-looking statements" relating to the business of Ritar and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Ritar is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward looking statements whether as a result of new information, future events or otherwise.

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